The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the Phoenix Autocallable Notes product supplement and the accompanying prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion
PRELIMINARY PRICING SUPPLEMENT
Dated December 6, 2016
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908
(To Prospectus dated April 29, 2016
and Product Supplement dated May 2, 2016)

UBS AG Phoenix Autocallable Notes with Memory Interest

UBS AG $• linked to the common stock of Facebook, Inc. due on or about December 28, 2017

Investment Description

UBS AG Phoenix Autocallable Notes with Memory Interest (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS or the “issuer ”) linked to the performance of the common stock of Facebook, Inc. (the “underlying equity”). UBS will pay a contingent interest payment, plus any previously unpaid contingent interest payments, if the closing price of the underlying equity (in the case of any interest observation date other than the valuation date) or the arithmetic average of the closing price of the underlying equity on each of the averaging dates (the “ final price”) (in the case of the valuation date) is equal to or greater than the interest barrier. UBS will automatically call the Notes early if the closing price of the underlying equity on any autocall observation date is equal to or greater than the initial price. If the Notes are called, UBS will pay you the principal amount of your Notes, plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying equity was less than the interest barrier, and no further amounts will be owed to you under the Notes after the applicable call settlement date. If the Notes are not called and the final price is equal to or greater than the trigger price, UBS will repay your principal amount per Note on the maturity date. If, however, the Notes are not called and the final price of the underlying equity is less than the trigger price, on the maturity date UBS will pay you an amount in cash equal to the product of (a) a number of shares of the underlying equity per Note equal to the quotient of (i) the principal amount per Note divided by (ii) the initial price of the underlying equity (the “share delivery amount”) multiplied by (b) the final price (the “cash equivalent”) for each Note that you own, which will be worth less than your principal amount. Specifically, the cash equivalent will decline at a percentage of your principal amount equal to the percentage decline in the final price from the initial price. As discussed above, if the final price of the underlying equity is equal to or greater than the interest barrier, UBS will also pay the contingent interest payment on the maturity date and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying equity was less than the interest barrier. Investing in the Notes involves significant risks. You may receive the cash equivalent at maturity that will be worth less than your principal amount and therefore you may lose some or all of your principal amount. Generally, a higher contingent interest payment on a Note is associated with a greater risk of loss and a greater risk that you will not receive contingent interest payments over the term of the Notes. Contingent interest payments should not be viewed as periodic interest payments. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features
❑	Contingent Interest Payment — If the closing price of the underlying equity (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) is equal to or greater than the interest barrier, UBS will pay a contingent interest payment, plus any previously unpaid contingent interest payments. For the avoidance of doubt, once a previously unpaid contingent interest payment has been made on such later interest payment date, it will not be made again on any subsequent interest payment date. If the closing price (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) of the underlying equity is less than the interest barrier on each of the interest observation dates, you will receive no contingent interest payments during the term of the Notes.
❑	Automatically Callable — If the closing price of the underlying equity on any interest observation date is equal to or greater than the initial price, UBS will automatically call the Notes and pay you the principal amount of your Notes plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying equity was less than the initial price. If the Notes are not called, investors will have the potential for downside market risk at maturity.
❑	Contingent Repayment of Principal Amount at Maturity — If by maturity the Notes have not been called and the final price of the underlying equity is equal to or greater than the trigger price, UBS will repay your principal amount per Note at maturity. If the final price of the underlying equity is less than the trigger price, UBS will pay you the cash equivalent at maturity for each Note that you own, which will be worth less than your principal amount. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.
Key Dates*

Trade Date	December 9, 2016
Settlement Date	December 14, 2016
Interest Observation Dates	See Page 3
Autocall Observation Dates	See Page 3
Averaging Dates	December 18, 2017
December 19, 2017
December 20, 2017
December 21, 2017
December 22, 2017 (the “valuation date”)
Valuation Date	December 22, 2017
Maturity Date	December 28, 2017

* Expected. See page 2 for additional details.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity, and the Notes can have the full downside market risk of the underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand, or are not comfortable with, the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-16 of the Phoenix Autocallable Notes product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These preliminary terms relate to the Notes we are offering. The initial price, trigger price, interest barrier and share delivery amount for the Notes will be set on the trade date.

Underlying Equity	Stock Ticker	Contingent Interest Payment	Initial Price	Trigger Price*	Interest Barrier*	Share Delivery Amount**	CUSIP	ISIN
Common stock of Facebook, Inc.	FB	$25.75	$•	75.00% of the initial price	75.00% of the initial price	• shares per Note	90270KHN2	US90270KHN28

* The share delivery amount, interest barrier and trigger price are subject to adjustments in the case of antidilution and reorganization events described in the Phoenix Autocallable Notes product supplement under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”.

**Equal to $1,000 divided by the initial price.

The estimated initial value of the Notes as of the trade date is expected to be between $956.00 and $986.00 for Notes linked to the common stock of Facebook, Inc. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks —Limited or no secondary market and secondary market price considerations” on page 5 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the Phoenix Autocallable Notes product supplement relating to the Notes, dated May 2, 2016, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the Phoenix Autocallable Notes product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of Facebook, Inc.	$•	$1,000.00	$•	$10.00	$•	$990.00

(1)	Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents will forego fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the issuer or one of our affiliates that will not exceed $10.00 per $1,000 principal amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.
J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offerings to which this document relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Phoenix Autocallable Notes product supplement dated May 2, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000091412116001170/p35297356-424b2.htm
♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Phoenix Autocallable Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “Phoenix Autocallable Notes product supplement” mean the UBS product supplement, dated May 2, 2016, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated August 29, 2016.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying equity.
♦	You believe the closing price of the underlying equity (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) will be equal to or greater than the interest barrier.
♦	You believe the final price of the underlying equity will be equal to or greater than the trigger price and, if it is less than the trigger price, you can tolerate receiving less than your full principal amount at maturity, if anything.
♦	You would be willing to invest in the Notes based on the applicable contingent interest payment specified on the cover hereof.
♦	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that any potential positive return is limited to the contingent interest payments specified on the cover hereof.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may exceed the downside price fluctuations of the underlying equity.
♦	You are willing to forgo dividends paid on the underlying equity and you do not seek guaranteed current income from this investment.
♦	You are willing to invest in securities that may be called prior to maturity and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of some or all of your initial investment, and you are not willing to make an investment that may have the full downside market risk of an investment in the underlying equity.
♦	You believe the closing price of the underlying equity (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) will be less than the interest barrier.
♦	You believe the final price of the underlying equity will be less than the trigger price, which could result in a loss of all of your initial investment.
♦	You would be unwilling to invest in the Notes based on the applicable contingent interest payment specified on the cover hereof.
♦	You cannot tolerate receiving less than your full principal amount at maturity.
♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may exceed the downside price fluctuations of the underlying equity.
♦	You prefer to receive the dividends paid on the underlying equity and you seek guaranteed current income from this investment.
♦	You are unable or unwilling to hold securities that may be called prior to maturity, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Notes.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

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Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000 per Note
Term(1)	Approximately 54 weeks, unless called earlier. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the interest observation dates, the averaging dates, and autocall observation dates, as well as the valuation date and maturity date to ensure that the stated term of the Notes remains the same.
Underlying Equity	The common stock of a specific company, as indicated on the cover hereof.
Contingent Interest Payment

If the closing price of the underlying equity (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) is equal to or greater than the interest barrier, UBS will pay you the contingent interest payment applicable to such interest observation date on the relevant interest payment date plus any previously unpaid contingent interest payments in respect of any previous interest observation dates pursuant to the memory interest feature.

If the closing price of the underlying equity (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) is less than the interest barrier, the contingent interest payment applicable to such interest observation date will not be payable and UBS will not make any payment to you on the relevant interest payment date.

The contingent interest payment is a fixed amount. Each contingent interest payment, including any previously unpaid contingent interest payments, will be $25.75 on any interest payment dates, where the above conditions are satisfied.

Memory Interest Feature

If a contingent interest payment is not made on an interest payment date (other than the maturity date) because the closing price of the underlying equity is less than the interest barrier on the related interest observation date, such contingent interest payment will be made on a later interest payment date if the closing price of the underlying equity (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date), as applicable, is equal to or greater than the interest barrier on the relevant interest observation date.

For the avoidance of doubt, once a previously unpaid contingent interest payment has been made on a later interest payment date, it will not be made again on any subsequent interest payment date.

If the closing price of the underlying equity (in the case of any interest observation date other than the valuation date) and the final price (in the case of the valuation date), as applicable, are less than the interest barrier on each of the interest observation dates, you will receive no contingent interest payments during the term of the Notes.

Share Delivery Amount (per Note)	A number of shares of the underlying equity equal to (i) the principal amount per Note divided by (ii) the initial price of the underlying equity, as determined on the trade date, which will be worth less than your principal amount. The share delivery amount is subject to adjustments in the case of antidilution and reorganization events described in the Phoenix Autocallable Notes product supplement under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”.
Automatic Call

The Notes will be called automatically if the closing price of the underlying equity on any autocall observation date is equal to or greater than the initial price.

If the Notes are called, UBS will pay you on the corresponding interest payment date (which will be the “call settlement date”) a cash payment per Note equal to your principal amount plus any contingent interest payment otherwise due and any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying equity was less than the interest barrier. No further amounts will be owed to you under the Notes after the applicable call settlement date.
Payment at Maturity (per Note)	If the Notes are not called and the final price is equal to or greater than the trigger price, UBS will pay you a cash payment per Note equal to $1,000 on the maturity date.

If the Notes are not called and the final price is less than the trigger price, on the maturity date UBS will pay you the cash equivalent for each Note you own which will be worth less than your principal amount. Specifically, the value of the cash equivalent will decline at a percentage of your principal amount equal to the percentage decline in the final price from the initial price.

As discussed under “Contingent Interest Payment”, if the final price is equal to or greater than the interest barrier, UBS will also pay any contingent interest payment otherwise due on the maturity date plus any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying equity was less than the interest barrier.

Cash Equivalent	An amount in cash equal to the product of (a) the share delivery amount multiplied by (b) the final price.
Trigger Price	A specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price as indicated on the cover hereof (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the Phoenix Autocallable Notes product supplement).
Interest Barrier	A specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price as indicated on the cover hereof (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the Phoenix Autocallable Notes product supplement).
Initial Price	The closing price of the underlying equity on the trade date as determined by the calculation agent (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the Phoenix Autocallable Notes product supplement).
Final Price	The arithmetic average of the closing price of the underlying equity on each of the averaging dates, as determined by the calculation agent (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the Phoenix Autocallable Notes product supplement).
Averaging Dates	December 18, 2017, December 19, 2017, December 20, 2017, December 21, 2017 and December 22, 2017. The averaging dates may be subject to postponement in the case of a market disruption event as described under “General Terms of the Notes — Market Disruption Events” in the Phoenix Autocallable Notes product supplement.
Valuation Date	December 22, 2017. The valuation date is also the final interest observation date.
Interest Payment Dates	2 business days following the applicable interest observation date, and the maturity date in the case of the valuation date.

_____________

(1)	Subject to the market disruption event provisions set forth in the Phoenix Autocallable Notes product supplement beginning on page PS-31.

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Investment Timeline

Trade date	The initial price, trigger price and interest barrier are determined and the share delivery amount is calculated.
¯
Each Interest Observation Date	If the closing price of the underlying equity (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) is equal to or greater than the interest barrier, UBS will pay you a contingent interest payment, plus any previously unpaid contingent interest payments, on the applicable interest payment date.
¯
Each Autocall Observation Date	If the closing price of the underlying equity is equal to or greater than the initial price on any autocall observation date, the Notes will be called and UBS will pay you on the call settlement date a cash payment per Note equal to $1,000 plus any contingent interest payment otherwise due. As discussed above, UBS will also pay any contingent interest payment otherwise due on the call settlement date plus any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying equity was less than the interest barrier.
¯
Maturity Date

The closing price of the underlying equity is observed on each of the averaging dates and the final price is calculated on the valuation date.

If the Notes are not called and the final price is equal to or greater than the trigger price, UBS will pay you a cash payment per Note equal to $1,000 on the maturity date.

If the Notes are not called and the final price is less than the trigger price, on the maturity date UBS will pay you the cash equivalent for each Note you own, which will be worth less than your principal amount.

As discussed above, UBS will also pay any contingent interest payment otherwise due on the maturity date plus any previously unpaid contingent interest payments with respect to any previous interest observation dates where the closing price of the underlying equity was less than the interest barrier.

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Interest Observation Dates(1)	Interest Payment Dates(2)
March 23, 2017*	March 27, 2017
June 22, 2017*	June 26, 2017
September 21, 2017*	September 25, 2017
December 22, 2017**	December 28, 2017***

*	This date is also an autocall observation date.
**	This date is also the valuation date.
***	This date is also the maturity date.
(1)	Subject to the market disruption event provisions set forth in the Phoenix Autocallable Notes product supplement beginning on page PS-31.
(2)	If you sell your Notes in the secondary market on the day preceding an interest observation date or autocall observation date, or on an interest observation date or autocall observation date, the purchaser shall be deemed to be the record holder on such interest observation date or autocall observation date, and you will not receive any payments attributable to that date. If you sell your Notes in the secondary market on any day following an interest observation date or autocall observation date, you will be deemed the record holder on the record date, and you will receive any payments attributable to that date.

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Key Risks

An investment in any offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying equity. Some of the risks that apply to each offering of the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the Phoenix Autocallable Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not called, UBS will repay you the principal amount of your Notes in cash only if the final price of the underlying equity is equal to or greater than the trigger price and will only make such payment at maturity. If the final price of the underlying equity is less than the trigger price, UBS will pay you the cash equivalent for each Note you own, the value of which will be worth less than your principal amount. Specifically, the cash equivalent will decline at a percentage of your principal amount equal to the percentage decline in the final price from the initial price, resulting in a loss of some, and in extreme situations, all of your initial investment.
♦	Contingent repayment of principal amount only at maturity — If your Notes are not automatically called, you should be willing to hold your Notes until maturity. If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them for a loss relative to your initial investment, even if the price of the underlying equity is equal to or greater than the trigger price.
♦	You may not receive any contingent interest payments — UBS will not necessarily make contingent interest payments on the Notes, and thus contingent interest payments should not be viewed as periodic interest payments. If the closing price of the underlying equity (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) on any interest observation date is less than the interest barrier, UBS will not pay you the contingent interest payment in respect of such interest observation date on the related interest payment date. However, if a contingent interest payment is not made on an interest payment date (other than the maturity date) because the closing price of the underlying equity is less than the interest barrier on the related interest observation date, such contingent interest payment will be made on a later interest payment date if the closing price of the underlying equity (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date), as applicable, is equal to or greater than the interest barrier on the relevant interest observation date. If the closing price (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) of the underlying equity is less than the interest barrier on each of the interest observation dates, you will receive no contingent interest payments during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent interest payment coincides with a period of greater risk of principal loss on your Notes.
♦	Your potential return on the Notes is limited, you will not participate in any appreciation of the underlying equity and you will not have the same rights as holders of the underlying equity — The return potential of the Notes is limited to the pre-specified contingent interest payment, regardless of the appreciation of the underlying equity. In addition, the total return on the Notes will vary based on the number of interest observation dates, if any, on which the requirements of the contingent interest payment have been met (either on the applicable interest observation date or on a subsequent interest observation date) prior to an automatic call or maturity. Further, if the Notes are automatically called, you will not receive any contingent interest payments or any other payment in respect of any subsequent interest observation dates or autocall observation dates after the applicable call settlement date, and your return on the Notes could be less than if the Notes remained outstanding until maturity. For the avoidance of doubt, the fees and commissions described on the front cover page of this document will not be rebated if the Notes are automatically called. If the Notes are not called, you may be subject to the full downside market risk of the underlying equity even though you cannot participate in any appreciation in the price of the underlying equity. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the underlying equity.
♦	Payment at maturity based on averaging over the final averaging dates — Because your payment at maturity, if any, will be determined by the calculation agent based on the average of the closing prices of the underlying equity as of each of the averaging dates, your return on the Notes may be lower than the underlying return of the underlying equity from trade date to valuation date, and could be negative even if the underlying equity appreciated over the term of the Notes.
♦	Higher contingent interest payments are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the closing price of such underlying equity (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) could be less than the interest barrier on the specified interest observation dates and the trigger price on the valuation date of the Notes. This greater expected risk will generally be reflected in a higher contingent interest payment for that Note. However, while the contingent interest payment is set on the trade date, an underlying equity’s volatility can change significantly over the term of the Notes. The price of the underlying equity for your Notes could fall sharply, which could result in a significant loss of principal.
♦	Reinvestment risk — The Notes will be called automatically if the closing price of the underlying equity is equal to or greater than the initial price on any autocall observation date. Conversely, the Notes will not be subject to an automatic call, if the closing price of the underlying equity is less than the initial price on any autocall observation date, which generally coincides with a period of greater risk of principal loss on your Notes. In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’s actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the "underlying equity issuer"), such as equity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should conduct your own investigation into the respective underlying equity issuer and the underlying equity for your Notes. For additional information regarding each underlying equity issuer, please see "Information about the Underlying Equity” and “Facebook, Inc." herein and the respective underlying equity issuer's SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.
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♦	Fair value considerations.
♦	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid ask spread for the Notes.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the closing price of the underlying equity (in the case of any interest observation date other than the valuation date) or the final price (in the case of the valuation date) will be equal to or greater than the interest barrier on any interest observation date, or, if not called, that the final price will be equal to or greater than the trigger price. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity issuer. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, to assume the risk that, if the Notes are not automatically called and the final price is less than the trigger price, you will lose some or all of your initial investment.
♦	There is no affiliation between the respective underlying equity issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We and our affiliates may currently, or from time to time in the future engage in business with the underlying equity issuer. However, we are not affiliated with the underlying equity issuer and are not responsible for such issuer's public disclosure of information, whether contained in SEC filings or otherwise.
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You, as an investor in the Notes, should conduct your own investigation into the underlying equity and the underlying equity issuer for your Notes. The underlying equity issuer is not involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. The underlying equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

♦	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the underlying equity, the calculation agent may make adjustments to the initial price, share delivery amount, interest barrier, trigger price and/or final price applicable to the underlying equity, and any other term of the Notes. However, the calculation agent is not required to adjust the terms of the Notes for every corporate event that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Notes and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the Phoenix Autocallable Notes product supplement or the applicable pricing supplement as necessary to achieve an equitable result. Following certain reorganization events relating to the underlying equity issuer where such issuer is not the surviving entity, the amount you receive at maturity may be based on the equity security of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such reorganization event. If the underlying equity issuer becomes subject to (i) a reorganization event whereby the underlying equity is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates or (iii) the underlying equity is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on a substitute security. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Notes and your payment at maturity, if any. For more information, see the sections “General Terms of the Notes — Antidilution Adjustments”, “— Reorganization Events”, “— Delisting or Suspension of Trading of the Underlying Equity” and “— Delisting of ADRs or Termination of ADR Facility” in the Phoenix Autocallable Notes product supplement.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the underlying equity issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine amounts owed under the Notes based on the closing price of the underlying equity on any interest observation date, autocall observation date or the valuation date. The calculation agent will determine whether the contingent interest payment is payable to you on any interest payment date and whether the Notes are subject to an automatic call, or the payment at maturity of the Notes based on observed prices of the underlying equity. The calculation agent may postpone any autocall observation date, interest observation date or averaging dates (including the valuation date) as applicable if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Notes, including the contingent interest payment, trigger price and interest barrier, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying equity to which the Notes are linked.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the Notes.

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Hypothetical Examples of How the Notes Might Perform

The examples below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms for each Note will be determined on the trade date; amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 54 weeks
Initial Price:	$120.00
Contingent Interest Payment:	$25.75 per interest payment date
Interest Observation Dates:	March 23, 2017, June 22, 2017, September 21, 2017 and December 22, 2017
Autocall Observation Dates	March 23, 2017, June 22, 2017 and September 21, 2017
Trigger Price:	$90.00 (which is 75.00% of the Initial Price)
Interest Barrier:	$90.00 (which is 75.00% of the Initial Price)
Share Delivery Amount:*	8.3333**

* If the Notes are not called and the final price is less than the trigger price, UBS will pay you the cash equivalent for each Note you hold plus any contingent interest payment otherwise due.

** Equal to $1,000 divided by the initial price.

Example 1 — The Closing Price of the Underlying Equity is equal to or greater than the Initial Price on the first Autocall Observation Date.

Date	Closing Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	$125.00 (at or above Initial Price)	$1,025.75 (Principal Amount and Contingent Interest Payment)
	Total Payment:	$1,025.75 (a 2.575% total return)

Because the closing price of the underlying equity is equal to or greater than the initial price on the first autocall observation date (which is approximately three months after the trade date and is the first interest observation date and autocall observation date), UBS will pay you on the call settlement date a total of $1,025.75 per Note, reflecting your principal amount plus the applicable contingent interest payment, for a 2.575% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — The Closing Price of the Underlying Equity is equal to or greater than the Initial Price on the third Autocall Observation Date.

Date	Closing Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	$85.00 (Less than Interest Barrier; below Initial Price)	$0.00
Second Interest Observation Date and Autocall Observation Date	$105.00 (at or above Interest Barrier; below Initial Price)	$51.50 (Contingent Interest Payment and previously unpaid Contingent Interest Payment in respect of first Interest Observation Date)
Third Interest Observation Date and Autocall Observation Date	$120.00 (at or above Initial Price)	$1,025.75 (Principal Amount and Contingent Interest Payment)
	Total Payment:	$1,077.25 (an 7.725% total return)

Because the closing price of the underlying equity is equal to or greater than the initial price on the third autocall observation date (which is approximately nine months after the trade date and is the third interest observation date and autocall observation date), UBS will pay you on the call settlement date a total of $1,025.75 per Note, reflecting your principal amount plus the applicable contingent interest payment. When added to the contingent interest payments of $51.50 received on the second interest payment date (which included the previously unpaid contingent interest payment in respect of the first interest observation date), you will have received a total of $1,077.25, for a 7.725% total return on the Notes. No further amount will be owed to you under the Notes.

Example 3 — Notes are NOT Called and the Final Price of the Underlying Equity is equal to or greater than the Trigger Price and the Interest Barrier.

Date	Closing Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	$100.00 (at or above Interest Barrier; below Initial Price)	$25.75 (Contingent Interest Payment)
Second and Third Interest Observation Dates and Autocall Observation Dates	Various (all Less than Interest Barrier; below Initial Price)	$0.00
Valuation Date	$90.00* (at or above Trigger Price and Interest Barrier)	$1,077.25 (Principal Amount and Contingent Interest Payment plus previously unpaid Contingent Interest Payments in respect of the second and third Interest Observation Dates)
	Total Payment:	$1,103.00 (a 10.30% total return)

Because the Notes are not called and the final price of the underlying equity is greater than the trigger price and interest barrier, UBS will pay you a total of $1,077.25 per Note, reflecting your principal amount plus the applicable contingent interest payment (which included the previously unpaid contingent interest payments in respect of the second and third interest observation dates). When added to the contingent interest payment of $25.75 received on the first interest payment date, UBS will have paid you a total of $1,103.00 per Note for a 10.30% total return on the Notes.

*	Represents the arithmetic average of the closing price of the underlying equity on each of the averaging dates.
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Example 4 — Notes are NOT Called and the Final Price of the Underlying Equity is less than the Trigger Price and the Interest Barrier.

Date	Closing Price	Payment (per Note)
First Interest Observation Date and Autocall Observation Date	$110.00 (at or above Interest Barrier; below Initial Price)	$25.75 (Contingent Interest Payment)
Second Interest Observation Date and Autocall Observation Date	$105.00 (at or above Interest Barrier; below Initial Price)	$25.75 (Contingent Interest Payment)
Third Interest Observation Date and Autocall Observation Date	$95.00 (at or above Interest Barrier; below Initial Price)	$25.75 (Contingent Interest Payment)
Valuation Date	$60.00* (below Trigger Price and Interest Barrier)	Share Delivery Amount x Final Price =
8.3333 shares x $60.00 = $500.00
	Total Payment:	$577.25 (a 42.275% loss)

Because the Notes are not called and the final price of the underlying equity is less than the trigger price and the interest barrier, UBS will pay you the cash equivalent of $500.00 per Note. When added to the contingent interest payments of $77.25 received in respect of prior interest observation dates, UBS will have paid you a total of $577.25 per Note, for a 42.275% loss on the Notes.

* Represents the arithmetic average of the closing price of the underlying equity on each of the averaging dates.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. You may be fully exposed to any decline in the price of the underlying equity from the initial price to the final price. If the Notes are not called and the final price is less than the trigger price, UBS will pay you the cash equivalent at maturity, the value of which will be worth less than your principal amount. Specifically, the cash equivalent will decline at a percentage of your principal amount equal to the percentage decline in the final price from the initial price, resulting in a loss of some, and in extreme situations, all of your initial investment.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

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Information about the Underlying Equity

All disclosures contained in this document regarding the underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Included on the following pages is a brief description of the underlying equity issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2012, 2013, 2014 and 2015 and the first, second and third calendar quarters of 2016. Partial data is provided for the fourth calendar quarter of 2016. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus.

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Facebook, Inc.

According to publicly available information, Facebook, Inc. (“Facebook”) builds products for users, developers, and advertisers. Facebook’s products include Facebook, a mobile app and website that enables people to connect, share, discover and communicate with each other; Instagram, a mobile application that enables users to take, customize and share photos and videos, Messenger, a messaging application available for mobile and web, WhatsApp, a cross-platform mobile messaging application and Oculus, virtual reality technology and content platform products that allow people to play games, consume content and connect with others. Users can access the products free of charge on the Web, mobile Web, and mobile platforms, such as Android and iOS. Developers can use the Facebook platform to build and grow applications and Websites that integrate with Facebook to reach its users and to build personalized and social products. Facebook generates substantially all of its revenue from selling advertising placements to marketers. Information filed by Facebook with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35551, or its CIK Code: 0001326801. Facebook’s website is http://www.facebook.com. Facebook’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “FB.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Facebook’s common stock based on the daily closing prices on the primary exchange for Facebook. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as equity splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Facebook’s common stock on December 5, 2016 was $117.43. The actual initial price will be the closing price of Facebook’s common stock on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
5/18/2012*	6/29/2012*	$38.37	$25.87	$31.12
7/2/2012	9/28/2012	$32.17	$17.73	$21.65
10/1/2012	12/31/2012	$28.24	$18.99	$26.63
1/2/2013	3/28/2013	$32.46	$25.14	$25.58
4/1/2013	6/28/2013	$28.97	$22.90	$24.86
7/1/2013	9/30/2013	$51.24	$24.37	$50.24
10/1/2013	12/31/2013	$57.96	$44.82	$54.66
1/2/2014	3/31/2014	$72.03	$53.53	$60.24
4/1/2014	6/30/2014	$67.60	$56.14	$67.29
7/1/2014	9/30/2014	$79.04	$62.76	$79.04
10/1/2014	12/31/2014	$81.45	$72.63	$78.02
1/2/2015	3/31/2015	$85.31	$74.05	$82.22
4/1/2015	6/30/2015	$88.86	$77.46	$85.77
7/1/2015	9/30/2015	$98.39	$82.09	$89.90
10/1/2015	12/31/2015	$109.01	$90.95	$104.66
1/4/2016	3/31/2016	$116.14	$94.16	$114.10
4/1/2016	6/30/2016	$120.50	$108.76	$114.28
7/1/2016	9/30/2016	$131.05	$114.00	$128.27
10/3/2016**	12/5/2016**	$133.28	$115.08	$117.43

*	Facebook’s common stock commenced trading on the NASDAQ Global Select Market on May 18, 2012 and therefore has a limited historical performance. For this reason, available information for the second calendar quarter of 2012 includes data for the period from May 18, 2012 through June 29, 2012. Accordingly, the ”Quarterly Closing High,” ”Quarterly Closing Low” and ”Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

**	As of the date hereof, available information for the fourth calendar quarter of 2016 includes data for the period from October 3, 2016 through December 5, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.

10

The graph below illustrates the performance of Facebook's common stock from May 18, 2012 through December 5, 2016, based on information from Bloomberg. The dotted line represents a hypothetical interest barrier and hypothetical trigger price of $88.07, which is equal to 75.00% of the closing price of Facebook's common stock on December 5, 2016. The actual interest barrier and trigger price will be set on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Notes.

11

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-45 of the Phoenix Autocallable Notes product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

U.S. Tax Treatment. Although the tax treatment of the contingent interest payments is unclear, pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid derivative contract with respect to the underlying equity. If your Notes are so treated, any contingent interest payment that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent interest payment, you should generally recognize capital gain or loss upon the sale, exchange, automatic call, or redemption on maturity of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent interest payment or any amount attributable to any accrued but unpaid contingent interest payment) and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an interest observation date, but that could be attributed to an expected contingent interest payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-47 of the Phoenix Autocallable Notes product supplement. The risk that the Notes may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (possibly in excess of any contingent interest payment and even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

Notice 2008-2. In addition, the Internal Revenue Service (“IRS”) has released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of contingent interest payments and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-45 of the Phoenix Autocallable Notes product supplement unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their ‘‘net investment income,’’ which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own "specified foreign financial assets" in excess of any applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent interest payments is unclear. Subject to the discussion below with respect to Section 871(m) of the Code and FATCA, we currently do not intend to withhold any tax on any contingent interest payments made to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty) without being required to pay any additional amounts with respect to amounts so withheld. Subject to Section 897, discussed below, gain from the sale or exchange of a Note or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

Section 897. We will not attempt to ascertain whether the underlying equity issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” as defined in Section 897 of the Code. If the issuer of the underlying equity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a sale, exchange, early redemption or other taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. You should refer to information filed with the SEC or other governmental authorities by the issuer of the underlying equity and consult your tax advisor regarding the possible consequences to you if the issuer is, or becomes a USRPHC. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying equity issuer for their Notes as a USRPHC and the Notes as United States real property interests.

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Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed on certain “dividend equivalent payments” made to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalent payments made on specified equity-linked instruments issued after 2016.

However, on December 2, 2016, the IRS issued Notice 2016-76, which states that the Treasury Department and the IRS intend to amend the applicability dates of the Treasury regulations to provide that the withholding tax will apply to all dividend equivalent payments made on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalent payments made on all specified equity-linked instruments issued after 2017.

Accordingly, non-U.S. holders of the Notes should not be subject to tax under Section 871(m). However, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying equity or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalent payments. It is also possible that withholding tax or other Section 871(m) tax could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the underlying equity or the Notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of the underlying equity or the Notes should consult its own tax advisor regarding the application of Section 871(m) to its Notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalent payments to the Notes, non-U.S. holders are urged to consult their tax advisor regarding the potential application of Section 871(m) and the 30% withholding tax to an investment in the Notes.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, could have required holders of securities similar to the Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Notes are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes and any underlying equity received in respect of the Notes arising under the laws of any state, local or other taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC will agree to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount that will not exceed $10.00 per $1,000 Principal Amount of Notes, but will forgo any fees for sales to certain fiduciary accounts. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Agents intend to resell the offered Notes at the original issue price to the public. The Agents may resell the Notes to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of the final pricing supplement.

Each Agent may be deemed to be an “underwriter” as defined in the Securities Act of 1933 (the “Securities Act”). We will agree to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

Conflicts of Interest —UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks —Limited or no secondary market and secondary market price considerations” on page 5 herein.

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the Phoenix Autocallable Notes product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offerings	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Indicative Terms	2
Investment Timeline	3
Key Risks	4
Hypothetical Examples of How the Notes Might Perform	7
Information about the Underlying Equity	9
Facebook, Inc.	10
What are the Tax Consequences of the Notes?	12
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	14

Product Supplement

Product Supplement Summary	PS-1
Hypothetical Examples of How the Notes Perform	PS-11
Risk Factors	PS-15
General Terms of the Notes	PS-28
Use of Proceeds and Hedging	PS-47
Supplemental U.S. Tax Considerations	PS-48
Certain ERISA Considerations	PS-57
Supplemental Plan of Distribution (Conflict of Interest)	PS-58

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	12
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	34
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Conflicts of Interest	76
Validity of the Securities	77
Experts	77

$•

UBS AG Phoenix Autocallable Notes with Memory Interest due on or about December 28, 2017

Preliminary Pricing Supplement dated December 6, 2016

(To Product Supplement dated May 2, 2016

and Prospectus dated April 29, 2016)

UBS Investment Bank

J.P. Morgan Securities LLC

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